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                                 Exhibit 1(c)
                     FORM OF PRICING RECOMMENDATION LETTER

                            Date: December __, 1998

C. Paul Sandifur, Jr., President
Metropolitan Investment Securities, Inc.
601 West First Avenue
Spokane, Washington  99201-5015

Re: Pricing of Summit Securities, Inc., Offering of $50,000,000 in Principal Amount of Investment Certificates, Series B

Dear Mr. Sandifur:

         This letter will serve to confirm our engagement as a "qualified independent underwriter" as that term is defined subparagraph (b)(15) of Rule 2720 to the NASD bylaws, as amended ("Rule 2720").

         Based upon our review of the registration statement, and the performance of "due diligence" as required in subparagraph (c)(3) to Rule 2720, it appears that the yields on the Investment Certificates, Series B (which are based upon the computation set forth in Schedules A and B to the Agreement to Act as "Qualified Independent Underwriter" dated ____________, which is filed as
Exhibit 1(b) to the registration statement), are no lower than those which we would recommend.

         We hereby consent to the use of our name as a "qualified independent underwriter," in the Registration Statement filed by Summit Securities, Inc. with respect to the above-referenced matter.

                                     Very truly yours,

                                     CRUTTENDEN ROTH INCORPORATED

                                     By:
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cc: National Association of Securities Dealers, Inc.